Exhibit 99.1
RENT-A-CENTER, INC.
ANNOUNCES CASH DIVIDEND
FOR THE FOURTH QUARTER OF 2019
__________________________________________________________

PLANO, Texas--(BUSINESS WIRE)-September 5, 2019-- Rent-A-Center, Inc. (the “Company”) (NASDAQ/NGS: RCII) today announced that its Board of Directors has declared a $0.25 per share cash dividend for the fourth quarter of 2019 to be paid to the Company’s common stockholders. The dividend will be paid on October 9, 2019 to common stockholders of record as of the close of business on September 23, 2019.
About Rent-A-Center, Inc.
A rent-to-own industry leader, Plano, Texas-based, Rent-A-Center, Inc., is focused on improving the quality of life for its customers by providing them the opportunity to obtain ownership of high-quality, durable products such as consumer electronics, appliances, computers, furniture and accessories, under flexible rental purchase agreements with no long-term obligation. The Company owns and operates approximately 2,300 stores in the United States, Mexico, Canada and Puerto Rico, and approximately 1,200 Acceptance Now kiosk locations in the United States and Puerto Rico. Rent-A-Center Franchising International, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 280 rent-to-own stores operating under the trade names of “Rent-A-Center,” “ColorTyme,” and “RimTyme.” For additional information about the Company, please visit its website at www.rentacenter.com.
View source version on businesswire.com: https://www.businesswire.com/news/home/20190422005234/en/
Source: Rent-A-Center, Inc.
Investors:
Rent-A-Center, Inc.
Maureen Short
EVP, Chief Financial Officer
972-801-1899
maureen.short@rentacenter.com